Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners

Awarded $488,958 in Grants for its CPP-109 and CPP-115 Projects

Under the Section 48D Therapeutic Discovery Program

CORAL GABLES, FL, November 1, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced that it has been awarded a total of $488,958 in grants for two qualifying therapeutic projects under section 48D of the Internal Revenue Code.

Catalyst submitted two qualifying projects:

•	CPP-109 For The Treatment Of Stimulant Dependence, and

•	CPP-115 For The Treatment Of Various Forms Of Epilepsy And Stimulant Dependence.

Each project was awarded $244,479 for qualifying expenses incurred by Catalyst in 2009 and projected to be incurred in 2010.

“We are pleased to receive these grants to advance our CPP-109 and CPP-115 development programs,” stated Patrick J. McEnany, Catalyst's Chief Executive Officer. “We believe that these grants are further validation that CPP-109 and CPP-115, when approved, may provide valuable future therapies to meet unmet medical needs in the field of substance abuse and other central nervous system disorders.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system, such as epilepsy and neuropathic pain. Catalyst has two GABA aminotransferase inhibitors in development, CPP-109 (vigabatrin) and CPP-115. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase inhibition. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown `risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's filings with the U.S. Securities and Exchange Commission ("SEC"), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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